Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NTELOS HOLDINGS CORP.

The name of the Corporation is NTELOS Holdings Corp. (the “Corporation”). The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 14, 2005 under the name Project Holdings Corp. On February 22, 2005, Project Holdings Corp. was converted into a Delaware limited liability company under the name Project Holdings LLC pursuant to a Certificate of Conversion filed with the Secretary of State of the State of Delaware. On April 27, 2005, Project Holdings LLC was converted from a Delaware limited liability company to a Delaware corporation under the name NTELOS Holdings Corp. pursuant to a Certificate of Conversion filed with the Secretary of State of the State of Delaware. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL “), this Amended and Restated Certificate of Incorporation restates the provisions of the Restated Certificate of Incorporation of this Corporation filed on February 13, 2006, as amended by the Certificate of Retirement of Stock of this Corporation filed on December 12, 2006. The text of the Certificate of Incorporation is hereby restated in its entirety to read as follows:

1.	Name. The name of the Corporation is NTELOS Holdings Corp.

2.	Registered Office and Agent. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.	Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4.	Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Hundred Ten Million One Hundred Thousand (110,100,000) shares, divided into two (2) classes consisting of One Hundred Thousand (100,000) shares of Preferred Stock, par value $.01 per share (“Preferred Stock”) and One Hundred Ten Million (110,000,000) shares of Common Stock, par value $.01 per share (“Common Stock”).

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A.	PREFERRED STOCK

1.	Issue in Series. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein or in the resolution of the Board of

Directors of the Corporation providing for its issue. All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally insofar as provided by law or herein.

2.	Creation of Series. The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

a.	The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

b.	The rights in respect of dividends (or method of determining the dividends), if any, payable to the holders of shares of the series, and the times of payment of any dividends on the shares of the series, and whether any dividends will be cumulative, and if so, from what date or dates;

c.	The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation, if any;

d.	Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

e.	Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

f.	The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

g.	Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

h.	Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

i.	Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

B.	COMMON STOCK

1.	Distributions. At the time of each Distribution, such Distribution shall be made to the holders of Common Stock allocated ratably among such holders based upon the number of shares of Common Stock held by each such holder as of the time of such Distribution.

“Distribution” means each distribution made by the Corporation to holders of capital stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Corporation of any capital stock held by an employee, director or former employee or director of the Corporation or any of its subsidiaries or (b) any exchange of any capital stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding shares of capital stock.

2.	Voting Rights. The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share thereof held. The holders of record of Common Stock shall vote as a single class on all matters, except as otherwise required by law or this Amended and Restated Certificate of Incorporation. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate.

3.	Merger, etc. In connection with any merger, consolidation, or recapitalization in which holders of Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, all payments shall be made to the holders of Common Stock in the manner set forth in paragraph 1 hereof in such a manner as will preserve the economic intent of such paragraph.

4.	Preemptive Rights. The holders of the Common Stock shall not have preemptive rights.

5.	Business Combinations with Interested Stockholders. The Corporation elects not to be governed by section 203 of the Delaware General Corporation Law (“DGCL”) immediately upon filing of this certificate pursuant to DGCL section 203(b)(1).

6.	Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

7.	Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

8.	Right to Amend. The Corporation reserves the right to amend any provision contained in this Amended and Restated Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9.	Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

10.	Indemnification.

A.	A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

B.	1. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Section 10 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this Section 10 shall be a contract right.

2. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

C.	The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

D.	The rights and authority conferred in this Section 10 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

E.	Neither the amendment nor repeal of this Section 10, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Section 10 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed by Michael B. Moneymaker its Executive Vice President, Chief Financial Officer, Secretary and Treasurer on May 10, 2011.

NTELOS HOLDINGS CORP.

/s/ Michael B. Moneymaker
Michael B. Moneymaker
Executive Vice President, Chief Financial Officer, Secretary and Treasurer